Exhibit 5

[Face of Security]

Registered No. FXR-	(Each Note representing $1,000 principal amount of this Security)
CUSIP No.
ISIN No.

THIS SECURITY IS A GLOBAL SECURITY, WITHOUT COUPONS, EXCHANGEABLE FOR ONE OR MORE DEFINITIVE REGISTERED SECURITIES OF THIS SERIES, WITHOUT COUPONS, AT THE PRINCIPAL OFFICE OF THE SECURITY REGISTRAR IN THE CITY OF NEW YORK ONLY UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. THE RIGHTS ATTACHING TO THIS GLOBAL SECURITY AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE REGISTERED SECURITIES OF THIS SERIES (“REGISTERED SECURITIES”) ARE AS SPECIFIED HEREIN AND IN THE INDENTURE. THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. IN ADDITION, THE DEPOSITARY MAY NOT SELL, ASSIGN, TRANSFER OR OTHERWISE CONVEY ANY BENEFICIAL INTEREST IN THIS GLOBAL SECURITY UNLESS SUCH BENEFICIAL INTEREST IS IN AN AMOUNT EQUAL TO AN AUTHORIZED DENOMINATION FOR SECURITIES OF SUCH SERIES, AND THE DEPOSITARY, BY ACCEPTING THIS GLOBAL SECURITY, AGREES TO BE BOUND BY THE PROVISIONS HEREOF.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER NAME, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY ANY FEDERAL AGENCY.

WACHOVIA CORPORATION

% Exchangeable Notes due

Exchangeable for Common Stock of Three Oil Industry Companies

Senior Global Medium-Term Note, Series G

ORIGINAL ISSUE DATE:

REQUIRED CURRENCY: U.S. dollars

REDEMPTION AMOUNT:

•	On the Maturity Date, the Company shall redeem this security and pay to the Holder, for each $1,000 of the Principal Amount hereof (each, a “Note”), the Redemption Amount unless (i) the Holder exercises the Exchange Right or (ii) the Company has previously redeemed this Security, all as provided in this Security.

•	The Redemption Amount per Note shall be determined by the Calculation Agent and shall equal the amount calculated pursuant to Section 1 on the face of this Security.

ORIGINAL ISSUE DISCOUNT SECURITY: N/A

INTEREST RATE: % per annum

REDEEMABLE AT OPTION OF: Wachovia Corporation as provided in Section 8 on the face of this Security.

INITIAL REDEMPTION DATE:

INITIAL REDEMPTION PERCENTAGE: N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION: N/A

PRINCIPAL AMOUNT: $

MATURITY DATE:

INTEREST PAYMENT DATES:

REGULAR RECORD DATES:

REPAYMENT DATE(S):

REPAYMENT PRICE(S): N/A

OTHER TERMS:

LISTING: American Stock Exchange

CALCULATION AGENT: Wachovia Bank, National Association

BASKET STOCKS: Common Stock of each of Amerada Hess Corporation, Halliburton Company, and Nabors Industries Ltd.

BASKET STOCK ISSUERS: Amerada Hess Corporation, Halliburton Company, and Nabors Industries Ltd.

EXCHANGE RIGHT: the Holder may elect to exchange this Security, in whole or in part at any time, for shares of Basket Stocks equal to its Exchange Ratio, provided that the Company may elect to pay the Holder the cash value of the Basket Stocks otherwise deliverable in any such exchange instead of delivering such Basket Stocks, all as provided in Section 7 of this Security.

Terms left blank or marked “N/A”, “No”, “None” or in a similar manner do not apply to this Security except as otherwise may be specified.

Whenever used in this Security, the terms specified above that apply to this Security have the meanings specified above, unless the context requires otherwise. Other terms used in this Security that are not defined herein but that are defined in the Indenture referred to on the face of this Security are used herein as defined therein.

Wachovia Corporation, a North Carolina corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, a sum for each Note equal to the Redemption Amount, if any, as described below, on the Maturity Date.

An “Antidilution Adjustment” shall have the meaning set forth in Section 6 on the face of this Security.

The “Base Quarterly Dividend” means (i) with respect to Amerada Hess Corporation, a quarterly dividend of $ per share; (ii) with respect to Halliburton Company, a quarterly dividend of $ per share; and with respect to Nabors Industries Ltd, a quarterly dividend of $ per share.

The “Base Closing Price” shall have the meaning set forth in Section 6(d) on the face of this Security.

The “Basket Stocks” means the Common Stock of each of Amerada Hess Corporation, Halliburton Company, and Nabors Industries Ltd, and a “Basket Stock” means any of the Basket Stocks, in all cases subject to adjustment as provided in Section 6 on the face of this Security.

A “Basket Stock Issuer” means any of Amerada Hess Corporation, Halliburton Company, or Nabors Industries Ltd.

The “Basket Value” means the sum of the products of the Closing Price of each Basket Stock and its Exchange Ratio.

A “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

The “Closing Price” shall have the meaning set forth in Section 4 on the face of this Security.

The “Distribution Property” shall have the meaning set forth in Section 6 on the face of this Security.

An “Exchange Date” means, with respect to any exchange of this Security pursuant to Section 7, the first day that is both a Business Day and a day on which all Exercise Requirements have been satisfied with respect to such exchange by 11:00 A.M., New York City time, on such day, provided that such first day must occur no later than any Redemption Notice Date. If the Exercise Requirements have been satisfied with respect to an exchange on a day that is a Business Day but after 11:00 A.M., New York City time, the next day that is a Business Day will be the Exchange Date for such exchange, subject to the proviso in the prior sentence. Notwithstanding the foregoing, the Exchange Date may be postponed as provided in Section 7, in which case the Exchange Date shall be the date to which it is so postponed.

An “Exchange Settlement Date” means, with respect to any exchange of this Security pursuant to Section 7, the fifth Business Day after the Exchange Date for such exchange. Notwithstanding the foregoing, the Exchange Settlement Date may be postponed as provided in Section 7, in which case the Exchange Settlement Date shall be the date to which it is so postponed.

The “Exchange Property” shall have the meaning set forth in Section 6(f) on the face of this Security.

The “Exchange Ratio” for each of the Basket Stocks shall be for the Common Stock of Amerada Hess Corporation, for the Common Stock of Halliburton Company, and for the Common Stock of Nabors Industries Ltd., subject to adjustment for certain corporate events relating to the respective Basket Stock Issuers, as described in Section 6 on the face of this Security

The “Exchange Requirements” shall have the meaning set forth in Section 7 on the face of this Security.

The “Ex-Dividend Date” means the Business Day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution, or any other dividend or distribution.

An “Extraordinary Dividend” shall have the meaning set forth in Section 6 on the face of this Security.

A “Hedging Restriction” shall have the meaning set forth in Section 6(f) on the face of this Security.

A “Marketable Security” shall have the meaning set forth in Section 6(f) on the face of this Security.

A “Market Disruption Event” means the occurrence or existence of any of the events as described in Section 5 on the face of this Security.

The “New Stock” shall have the meaning set forth in Section 6(f) on the face of this Security.

The “New Stock Exchange Ratio” shall have the meaning set forth in Section 6(f) on the face of this Security.

The “Non-Stock Exchange Property” shall have the meaning set forth in Section 6(f) on the face of this Security.

The “Non-Stock Exchange Property Value” shall have the meaning set forth in Section 6(f) on the face of this Security.

The “Ordinary Dividend Adjustment” shall have the meaning set forth in Section 6 on the face of this Security.

The “Ordinary Dividend Adjustment Amount” shall have the meaning set forth in Section 6 on the face of this Security.

The “Redemption Amount” means the amount payable per Note of this Security that shall be determined by the Calculation Agent pursuant to Section 1 on the face of this Security.

The “Redemption Date” means the day specified by the Company in a Redemption Notice for redemption of the Principal Amount of this Security, unless the Redemption Date is postponed to a later date as provided in this Security, in which case the Redemption Date shall be such later date; provided, however, that a Redemption Date shall in all cases be after .

A “Redemption Notice” means a notice of redemption given by the Company to the Holder of this Security as provided in Section 8.

A “Redemption Notice Date” means any Business Day on which the Company gives a Redemption Notice.

The “Redemption Price” shall have the meaning set forth in Section 8 on the face of this Security.

A “Reference Basket Event” shall have the meaning set forth in Section 6(f) on the face of this Security.

A “Reference Basket Stocks” shall have the meaning set forth in Section 6(f) on the face of this Security.

A “Reorganization Event” shall have the meaning set forth in Section 6(f) on the face of this Security.

A “Specified Day” shall have the meaning set forth in Section 9 on the face of this Security.

1. Payment at Maturity; Redemption Amount

The Redemption Amount per Note shall be determined by the Calculation Agent and shall be a cash payment equal to the principal amount of the Note, plus any accrued but unpaid interest, unless (i) the Company has previously redeemed the Notes, as described in Section 8 on the face of this Security, or (ii) the Holder has exercised its Exchange Right, as described in Section 7 on the face of this Security.

2. Payment of Interest

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall be payable on each Interest Payment Date, as specified on the face hereof, and on the Maturity Date, commencing with the first Interest Payment Date after the Original Issue Date of this Security. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the date 15 calendar days prior to each Interest Payment Date as specified on the face hereof (whether or not a Business Day). Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest (notice whereof to be given to the Holder of this Security not less than 10 days prior to such Special Record Date), or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Notwithstanding the foregoing, interest payable on this Security on the Maturity Date shall be payable to the person to whom principal shall be payable unless the Maturity Date is an Interest Payment Date.

3. Calculation Agent; Determinations

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Security. The Company may at any time change the Calculation Agent without notice to Holders of this Security.

4. Closing Price

The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Business Day means:

(a)	if such Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Basket Stock (or any such other security) is listed or admitted to trading,

(b)	if such Basket Stock (or any such other security) is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official Closing Price published by The Nasdaq Stock Market, Inc. on such day, or

(c)	if such Basket Stock (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day.

If a Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official Closing Price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Business Day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board Service on such day.

If the last reported sale price or Nasdaq official Closing Price, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Business Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “security of the Nasdaq National Market” shall include a security included in any successor to such system, and the term OTC Bulletin Board Service shall include any successor service thereto.

5. Market Disruption Event

A “Market Disruption Event”, as determined by the Calculation Agent, shall mean the occurrence or existence of any of the following events: (i) a suspension, absence or material limitation of trading in any Basket Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market; (ii) a suspension, absence or material limitation of trading in option or futures contracts relating to any Basket Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market; (iii) any Basket Stock does not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or what was the primary market for such Basket Stock; or (iv) any other event that materially interferes with the Company’s ability or the ability of any of the Company’s affiliates to unwind all or a material portion of a hedge with respect to the Notes that the Company or its affiliates have effected or may effect.

The following events shall not be Market Disruption Events: (i) a limitation on the hours or number of days of trading in any Basket Stock on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and (ii) a decision to permanently discontinue trading in the option or futures contracts relating to any Basket Stock.

An “absence of trading” in the primary market on which option or futures contracts relating to any Basket Stock, if available, are traded shall not include any time when that market is itself closed for trading under ordinary circumstances. However, a suspension or limitation of trading in option or futures contracts relating to any Basket Stock, if available, in the primary market for such option or futures contracts, by reason of any of: (i) a price change exceeding limits set by that market; (ii) an imbalance of orders relating to such option or futures contracts; or (iii) a disparity in bid and asked quotes relating to such option or futures contracts shall constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to such Basket Stock in the primary market for those contracts.

6. Adjustment Events

The Calculation Agent shall adjust the Exchange Ratio for any Basket Stock as provided in this Section 6 (each such adjustment an “Antidilution Adjustment”).

If one of the events described below occurs with respect to any Basket Stock and the Calculation Agent determines that such event has a dilutive or concentrative effect on the market price of such Basket Stock, the Calculation Agent shall calculate a corresponding Antidilution Adjustment to the Exchange Ratio as the Calculation Agent deems appropriate to account for such dilutive or concentrative effect. The Exchange Ratio with respect to such Basket Stock shall be adjusted by the Calculation Agent by multiplying the existing Exchange Ratio by a fraction whose numerator is the number of shares of such Basket Stock outstanding immediately after the dilution or Reorganization Event and whose denominator is the number of shares of such Basket Stock outstanding immediately prior to the dilution or Reorganization Event.

The Calculation Agent shall also determine the effective date of any such Antidilution Adjustment, and the replacement of the Basket Stock, if applicable, in the event of consolidation or merger of any Basket Stock Issuer. Upon making any such Antidilution Adjustment, the Calculation Agent shall give notice as soon as practicable to the Trustee, stating the adjustment to the Exchange Ratio with respect to such Basket Stock. In no event, however, shall any Antidilution Adjustment during the term of the Notes be deemed to change the principal amount per Note.

If more than one event described below requiring an Antidilution Adjustment occurs with respect to a Basket Stock, the Calculation Agent shall make an Antidilution Adjustment for each such event in the order in which such events occur, and on a cumulative basis. Having made an adjustment for the first such event, the Calculation Agent shall adjust the Exchange Ratio for the second such event, applying the required Antidilution Adjustment to the Exchange Ratio as already adjusted for the first such event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the Calculation Agent shall not have to adjust the Exchange Ratio unless the Antidilution Adjustment would result in a change to the Exchange Ratio of any such Basket Stock of at least 0.1% in the Exchange Ratio with respect to such Basket Stock then in effect. The Exchange Ratio with respect to such Basket Stock resulting from any Antidilution Adjustment shall be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an Antidilution Adjustment occurs, the Calculation Agent shall make the Antidilution Adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holders relative to the Notes that results solely from such event. The Calculation Agent may modify such Antidilution Adjustments as necessary to ensure an equitable result.

The Calculation Agent shall make all determinations with respect to each Antidilution Adjustment, including any determination as to whether an event requiring an Antidilution Adjustment has occurred, as to the nature of the Antidilution Adjustment required and how such Antidilution Adjustment shall be made or as to the value of any property distributed in a Reorganization Event. The Holders shall not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Calculation Agent. The Calculation Agent shall provide information about any Antidilution Adjustment that it makes upon written request of a Holder.

(a) Ordinary Dividend Adjustments.

In addition to any Antidilution Adjustments to the Exchange Ratio described elsewhere in this section, the Calculation Agent shall adjust the Exchange Ratio for changes in the regular quarterly cash dividend payable to holders of such Basket Stock relative to its Base Quarterly Dividend as follows: If there is any change (whether positive or negative) before maturity or redemption of the Notes in the regular quarterly cash dividend payable to Holders of any of the Basket Stocks from the Base Quarterly Dividend payable to holders of such Basket Stock, the Calculation Agent shall adjust the Exchange Ratio with respect to such Basket Stock (an “Ordinary Dividend Adjustment”) on the related Ex-Dividend Date for such quarterly cash dividend with respect to such Basket Stock so that the new Exchange Ratio will equal the prior Exchange Ratio plus an amount of shares of such Basket Stock equal to the Ordinary Dividend Adjustment Amount. The “Ordinary Dividend Adjustment Amount” will equal a fraction, the numerator of which is (x) the new regular quarterly cash dividend minus the Base Quarterly Dividend times (y) the prior Exchange Ratio, and the denominator of which is the Base Closing Price.

(b) Stock Splits and Reverse Stock Splits.

If any Basket Stock is subject to a stock split or a reverse stock split, then once such stock split or reverse stock split, as the case may be, has become effective the Calculation Agent shall adjust the Exchange Ratio with respect to such Basket Stock to equal the product of the prior Exchange Ratio of such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

(c) Stock Dividends.

If any Basket Stock is subject to a stock dividend payable in shares of such Basket Stock that is given ratably to all holders of shares of such Basket Stock, then once the dividend has become effective the Calculation Agent shall adjust the Exchange Ratio with respect to such Basket Stock on the Ex-Dividend Date to equal the sum of the prior Exchange Ratio plus the product of the number of shares issued with respect to one share of such Basket Stock and the prior Exchange Ratio.

(d) Other Dividends and Distributions.

The Exchange Ratio shall not be adjusted to reflect dividends, including cash dividends or other distributions paid with respect to any Basket Stock, other than: (i) Ordinary Dividend Adjustments as provided in Section 6(a), (ii) stock dividends as provided in Section 6(c), (iii) issuances of transferable rights and warrants as provided in Section 6(e), (iv) distributions that are spin-off events as provided in Section 6(f), and (v) Extraordinary Dividends as provided in this Section 6(d).

“Extraordinary Dividend” means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by a Basket Stock Issuer as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of such Basket Stock (excluding Marketable Securities). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any Basket Stock includes an Extraordinary Dividend, the Calculation Agent shall adjust the Exchange Ratio with respect to such Basket Stock on the Ex-Dividend Date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if the Company redeems the Notes and the Basket Value exceeds the principal amount per Note, upon the Company’s redemption of the Notes, the payment, upon an exchange or redemption of the Notes, will be determined as if it were a Reorganization Event, as provided in Section 6(f), and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (iii)(b) of Section 6(f). For each Basket Stock, “Base Closing Price” means the Closing Price of such Basket Stock on the Business Day preceding the Ex-Dividend Date for the payment of such cash dividend or other cash distribution. The value of the non-cash component of an Extraordinary Dividend will be determined on the Ex-Dividend Date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component of such Extraordinary Dividend shall be determined by the Calculation Agent. A distribution on a Basket Stock that is a dividend payable in shares of Basket Stock, an issuance of rights or warrants or a spin-off event that is also an Extraordinary Dividend shall result in an adjustment to the number of shares of Basket Stock only as described in this Note with respect to stock dividends, transferable right and warranties or Reorganization Events, as the case may be, and not with respect to an Extraordinary Dividend.

(e) Transferable Rights and Warrants.

If a Basket Stock Issuer issues transferable rights or warrants to all holders of the Basket Stock to subscribe for or purchase the Basket Stock at an exercise price per share that is less than the Closing Price of the Basket Stock on the Business Day before the Ex-Dividend Date for such issuance, then the Calculation Agent shall adjust the Exchange Ratio to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of the Basket Stock outstanding at the close of business on the Business Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an Antidilution Adjustment hereunder) plus the number of additional shares of the Basket Stock offered for subscription or purchase pursuant to the rights or warrants and the denominator of which shall be the number of shares of the Basket Stock outstanding at the close of business on the Business Day before the Ex-Dividend Date (as adjusted for any subsequent event requiring an Antidilution Adjustment hereunder) plus the number of additional shares of the Basket Stock which the aggregate offering price of the total number of shares of the Basket Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the Closing Price on the Business Day before the Ex-Dividend Date for such issuance, which shall be determined by multiplying the total number of additional shares of the Basket Stock offered for subscription or purchase pursuant to the rights or warrants by the exercise price of the rights or warrants and dividing the product so obtained by the Closing Price on the Business Day before the Ex-Dividend Date for such issuance. If the number of shares of the Basket Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Basket Stock offered in respect of such rights or warrants, the Exchange Ratio shall promptly be readjusted to the Exchange Ratio which would have been in effect had the adjustment been made on the basis of the number of shares of the Basket Stock actually delivered in respect of such rights or warrants.

(f) Reorganization Events.

Each of the following is a “Reorganization Event”: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) a Basket Stock Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) a Basket Stock Issuer completes a statutory exchange of securities with another corporation (other than pursuant to (ii) above), (iv) a Basket Stock Issuer is liquidated, (v) a Basket Stock Issuer issues to all of its shareholders equity securities of an issuer other than a Basket Stock Issuer (other than in a transaction described in (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) a Basket Stock Issuer is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.

If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on the Nasdaq National Market (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), upon any exchange or upon the Company’s redemption of the Notes for shares of the Basket Stocks, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the Ex-Dividend Date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(i) if a Basket Stock continues to be outstanding (including, if applicable, as reclassified upon the issuance of any tracking stock), the Exchange Ratio in effect for such Basket Stock on the third Business Day prior to the scheduled Maturity Date will apply (subject to any adjustments for any distributions that may be made as described in clause (iii)(a) below); and

(ii) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for shares of the Basket Stock, a new share Exchange Ratio will apply equal to the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Exchange Ratio for such Basket Stock on the Business Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Business Day prior to the scheduled Maturity Date (subject to any adjustments for any distributions that may be made as described in clause (iii)(a) below); and

(iii) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”), (a) if the combined value of the amount of Non-Stock Exchange Property received per share of a Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of such Basket Stock is less than 25% of the Closing Price of such Basket Stock on the Business Day immediately prior to the effective date of such Reorganization Event, the Exchange Ratio and the New Stock Exchange Ratio will be adjusted to give effect to the number of shares of such Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Basket Stock and any such New Stock, and having an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio for such Basket Stock on the Business Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of that Basket Stock or any New Stock determined in accordance with this clause (iii)(a) will be added at the time of such adjustment to the Exchange Ratio in subparagraph (i) above and/or the New Stock Exchange Ratio in subparagraph (ii) above, as applicable, or (b) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of a Basket Stock on the Business Day immediately prior to the effective date relating to such Reorganization Event or, if a Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the basket will be adjusted to give effect to an initially equal-dollar weighted basket of three Reference

Basket Stocks with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio in effect for such Basket Stock on the Business Day immediately prior to the effective date of such Reorganization Event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the issuer of such Basket Stock; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Wachovia Corporation or any of its affiliates that would materially limit the ability of Wachovia Corporation or any of its affiliates to hedge the notes with respect to such stock (a “Hedging Restriction”); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code as the issuer of such Basket Stock. Each Reference Basket Stock will be assigned a reference Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (A) the Non-Stock Exchange Property Value, (B) the Exchange Ratio for such Basket Stock on the Business Day immediately prior to the effective date of such Reorganization Event and (C) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks as described above or any Reorganization Event described above, the Basket Value on any Business Day determined by the Calculation Agent upon any exchange, redemption or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Exchange Ratio for such Basket Stock; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Exchange Ratio for such New Stock; and

(z) if applicable, for each Reference Basket Stock, the Closing Price of such Reference Basket Stock times the Basket Stock Exchange Ratio for such Reference Basket Stock.

In each case, the applicable Exchange Ratio (including for this purpose, any New Stock Exchange Ratio or Reference Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, redemption or at maturity of the Notes.

If a Holder exercises its Exchange Right and the Company elects to deliver shares of the Basket Stocks or if the Company redeems the Notes for shares of the Basket Stocks, the Calculation Agent will continue to make such Antidilution Adjustments until, but not beyond, the close of business on the Exchange Date or the third Business Day prior to the Redemption Date, as applicable. If a Reorganization Event occurs with respect to the shares of a Basket Stock and the Calculation Agent adjusts the Exchange Ratio to reflect the Distribution Property in the event as described above, the Calculation Agent will make further Antidilution Adjustments for any later events that affect the Distribution Property, or any component of the Distribution Property, comprising the new Exchange Ratio. The Calculation Agent will do so to the same extent that it would make adjustments if the shares of the Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent Reorganization Event affects only a particular component of the number of shares of the Basket Stock, the required Antidilution Adjustment will be made with respect to that component, as if it alone were the number of shares of the Basket Stock.

7. Exchange Right of the Holder

The Holder may elect to exchange the principal amount of this Security in whole or in part on any day on or after                             , to and including the fifth Business Day before the Maturity Date for each $1,000 principal amount of this Security exchanged, for a number of shares of each Basket Stock equal to the Exchange Ratio for such Basket Stock on the Exchange Date. Upon any such exchange, the Company may, at its sole option, either deliver such shares of the Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such Basket Stocks. The right of the Holder to exchange the Security pursuant to this Section 7 is herein called the “Exchange Right”.

Interest accrued to the applicable Exchange Date shall not be paid, and if the Holder exchanges this Security, whether in whole or in part, so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date for the payment of interest and before the next Interest Payment Date, the Security exchanged, as a condition to the delivery of the shares of the Basket Stocks to the Holder, must be accompanied by funds equal to the interest payable on the next Interest Payment Date on the principal amount of this Security that the Holder exchanges.

In order for the exercise of such option to be effective and this Security to be exchanged, the Company must receive at the applicable address of the Trustee set forth below (or at such other place or places of which the Company shall from time to time notify the Holder of this Security), not later than 11:00 AM, New York City Time, on the Exchange Notice Date (or, if the Exchange Date is not a Business Day, the previous Business Day), either (i) this Security, with the form below entitled “Official Notice of Exchange” duly completed and signed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or a trust company in the United States of

America setting forth (a) the name, address and telephone number of the Holder of this Security, (b) the principal amount of this Security and the amount of this Security to be repaid, (c) a statement that the Exchange Right is being exercised thereby and (d) a guarantee stating that the Company will receive this Security, with the form below entitled “Official Notice of Exchange” duly completed and signed, not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter (provided that this Security and form duly completed and signed are received by the Company by such fifth Business Day). Any such election shall be irrevocable. The address to which such deliveries are to be made is JPMorgan Chase Bank, N.A., Attention: Institutional Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004 (or at such other places as the Company or the Trustee shall notify the Holder of this Security). The foregoing requirements shall mean, with respect to any exchange of this Security pursuant to this Section 7, the “Exercise Requirements” and shall apply to any such exchange.

All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repayment will be determined by the Company, whose determination will be final and binding. Notwithstanding the foregoing, the Holder’s Exchange Right may be exercised in any such manner as the Company may approve.

The Company shall, or shall cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to the Holder on the Exchange Date, but not before delivery of this Security to the Trustee.

If upon exchange of this Security, the Company delivers shares of the Basket Stocks, it shall pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the value of such fractional shares based on the Closing Price of the Basket Stock as determined by the Calculation Agent on the Business Day before the Exchange Date.

If a Market Disruption Event occurs or is continuing on a day that would otherwise be an Exchange Date, then such Exchange Date will be postponed to the first succeeding Business Day on which a Market Disruption Event does not occur and is not continuing. In no event, however, will any Exchange Date be postponed by more than five Business Days. If an Exchange Date is postponed, the related Exchange Settlement Date will also be postponed, to the fifth Business Day after the day to which such Exchange Date is postponed. If an Exchange Date is postponed to the last possible day, and a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be such Exchange Date.

In the event that a Market Disruption Event occurs or is continuing on an Exchange Date or on any later day through and including the related Exchange Settlement Date, the Company may choose to pay cash instead of delivering Basket Stocks on such Exchange Settlement Date, even if the Company has not notified the Holder of its election to pay cash as provided above in this Section 7.

If the Company elects to pay the cash value of the Basket Stocks otherwise deliverable on an Exchange Settlement Date but the Closing Price of any such Basket Stock that must be used to determine such cash value is not available on the related Exchange Date, either because of a Market Disruption Event or for any other reason, the Calculation Agent will nevertheless determine that Closing Price based on its assessment, made in its sole discretion, of the market value of such Basket Stock on such Exchange Date. This paragraph shall apply whether the election to pay cash is made pursuant to the prior paragraph or the second paragraph of this Section 7.

Partial exchanges of this Security will be permitted only if the portion of the Principal Amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an Authorized Denomination. References herein to any portion of this Security being exchanged shall mean the entire amount of this Security if the entire amount is being exchanged.

8. Redemption at the Option of the Company

This Security is subject to redemption, in whole but not in part, upon not less than 10 days’ nor more than 45 days’ notice at any time on or after the Initial Redemption Date, to and including the Maturity Date, at the election of the Company and at the applicable Redemption Price. This Security will be redeemed without any interest accrued to the Redemption Date, but interest installments due on or prior to such Redemption Date will be payable to the Holder of this Security of record at the close of business on the relevant record date, as provided in Section 1 on the face of this Security. The “Redemption Price,” with respect to this Security, shall be $1,000 for each $1,000 principal amount of this Security.

The Company shall not give a Redemption Notice that results in a Redemption Date later than the stated Maturity Date. A Redemption Notice, once given, shall be irrevocable.

On the Business Day immediately preceding the Redemption Notice Date, the Calculation Agent shall determine the Basket Value. If the Basket Value is less than $1,000, then the Company shall pay the $1,000 Redemption Price for each $1,000 principal amount of this Security to the Holder in cash on the Redemption Date and the Holder shall no longer be able to exercise its Exchange Right. If, however, the Basket Value as so determined is equal to or greater than $1,000, then the Company shall instead deliver to the Holder on the Redemption Date, for each $1,000 principal amount of this Security, shares of the Basket Stocks at each Basket Stock’s applicable Exchange Ratio. If on or after the Redemption Notice Date any Basket Stock becomes subject to trading restrictions that restricts the Company’s or any of its affiliates’ abilities to deliver such Basket Stock without registration, the Company shall deliver on the Redemption Date, for each $1,000 principal amount of this Security, the cash value of the shares of such Basket Stock, determined by the Calculation Agent on the fifth Business Day prior to the Redemption Date. If the Basket Value on the Business Day immediately preceding the

Redemption Notice Date is equal to or greater than $1,000, the Holder shall still have the right to exchange the Notes on any day prior to the fifth Business Day prior to the Redemption Date.

If upon redemption of this Security the Company delivers shares of the Basket Stocks, it shall pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the value of such fractional shares based on the Closing Price of the Basket Stock as determined by the Calculation Agent on the second Business Day immediately preceding the Redemption Date.

9. Global Security; Exchange

This Security is exchangeable in whole for definitive Registered Securities of this series of like tenor and of an equal aggregate principal amount only if (x) the Depositary with respect to the Securities of this series notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that this Global Security shall be exchangeable and executes and delivers to the Trustee a Company Order providing that this Global Security shall be so exchangeable or (z) there shall have happened and be continuing an Event of Default or any event which, after notice or lapse of time, or both, would become an Event of Default with respect to the Securities of the series of which this Global Security is a part. In the event this Global Security is exchangeable pursuant to the preceding sentence, it shall be exchanged in whole for definitive Securities of this series, of like tenor and of an equal aggregate principal amount in denominations of $1,000 or one Note and integral multiples in excess thereof; provided that, in the case of clauses (y) and (z) above, definitive Registered Securities of this series shall be issued in exchange for this Global Security only if such definitive Registered Securities were requested by written notice to the Security Registrar by or on behalf of a Person who is a beneficial owner of an interest herein given through the Holder hereof. Any definitive Registered Securities of this series issued in exchange for this Global Security shall be registered in the name or names of such Person or Persons as the Holder hereof shall instruct the Security Registrar. Except as provided above, owners of beneficial interests in this Global Security shall not be entitled to receive physical delivery of Securities in definitive form and shall not be considered the Holders thereof for any purpose under the Indenture.

Any exchange of a Global Security for one or more definitive Registered Securities of this series shall be made at the office of the Security Registrar in The City of New York.

10. Manner of Payment

Except as provided in the next paragraph, payment of any amount payable on this Security in U.S. dollars shall be made at the office or agency of the Company maintained for that purpose in The City of New York (or at any other office or agency maintained by the Company for that purpose), against surrender of this Security in the case of any payment due at the Maturity of the principal hereof.

Payment of any amount payable on this Security in U.S. dollars shall be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the Borough of Manhattan, The City of New York, if (a) the principal of this Security is at least $1,000,000 and (b) the Holder entitled to receive such payment transmits a written request for such payment to be made in such manner to the Trustee at its Corporate Trust Office, Attention: World Wide Securities Services, on or before the fifth Business Day before the day on which such payment is to be made; provided that, in the case of any such payment due at the Maturity of the principal hereof, this Security must be surrendered at the office or agency of the Company maintained for that purpose in The City of New York (or at any other office or agency maintained by the Company for that purpose) in time for the Paying Agent to make such payment in such funds in accordance with its normal procedures. Any such request made with respect to any payment on this Security payable to a particular Holder shall remain in effect for all later payments on this Security payable to such Holder, unless such request is revoked on or before the fifth Business Day before a payment is to be made, in which case such revocation shall be effective for such and all later payments. The Company shall pay any administrative costs imposed by banks in connection with making payments by wire transfer with respect to this Security, but any tax, assessment or other governmental charge imposed upon any payment shall be borne by the Holder of this Security and may be deducted from the payment by the Company or the Paying Agent.

Notwithstanding any provision of this Security or the Indenture, the Company may make any and all payments of principal and premium, if any, on this Security pursuant to the applicable procedures of the Depositary for this Security as permitted in the Indenture.

Notwithstanding any provision of this Security or the Indenture, if the Redemption Amount would otherwise be due on this Security on a day (the “Specified Day”) that is not a Business Day, such amount may be paid or made available for payment on the next succeeding Business Day with the same force and effect as if such amount were paid on the Specified Day.

11. Tax Treatment

The Company and the Holder agree that the Notes will be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. If a Holder is a U.S. individual or taxable entity, such Holder generally will be required to pay taxes on ordinary income from Notes over their term based on the comparable yield for the Notes. This comparable yield is determined solely to calculate the amount on which such Holder will be taxed prior to maturity. In addition, any gain such Holder may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) as successor to Chemical Bank, as Trustee under the Indenture or its successors thereunder, by the manual signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

WACHOVIA CORPORATION

Dated:	By:
Name:
Title:

Seal	Attest:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Authorized Officer

[REVERSE OF SECURITY]

1. Security and the Indenture

This Security is one of a duly authorized issue of securities (herein called the “Securities”) of the Company, unlimited in aggregate principal amount, issued and to be issued in one or more series under an Indenture, dated as of April 1, 1983, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) as successor to Chemical Bank, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture (as hereinafter defined)), to which Indenture and all indentures supplemental thereto, including the Supplemental Indentures thereto dated May 17, 1986, July 1, 1988, and August 1, 1990 (the Indenture as so supplemented being herein called the “Indenture”), reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is one of the series of Securities designated on the face hereof, limited to an aggregate principal amount not to exceed $9,100,000,000 (or the equivalent thereof in any other currency or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to issue and sell additional Securities. References herein to “this series” mean the series of Securities designated on the face hereof. The Securities of this series may be issued from time to time with varying maturities, interest rates and other terms.

The Securities of this series are issuable only in registered form without coupons in “Authorized Denominations”, which term shall have the following meaning. For each Security of this series having the Redemption Amount payable in U.S. dollars, the Authorized Denominations shall be $1,000 and integral multiples thereof. No Security of this series shall have a principal amount payable in a Required Currency other than U.S. dollars.

2. No Sinking Fund

This Security will not have a sinking fund.

3. Remedies

If an Event of Default with respect to Securities of this series shall occur and be continuing, the Redemption Amount per Note payable to Holders of the Securities of this series (including this Security and the interests represented hereby) may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the Redemption Amount per Note so declared due and payable, all of the Company’s obligations in respect of the payment of the Redemption Amount per Note of the

Securities of this series (including this Security and the interests represented hereby) shall terminate.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the Redemption Amount per Note of this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount per Note of this Security at the times, places and rate, and in the coin or currency, herein prescribed.

4. Modification and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding on behalf of the Holders of all Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of Outstanding Securities of this series shall be conclusive and binding upon the Holder of this Security and upon all future Holders of this Security and the Persons who are beneficial owners of interests represented hereby, and of any Security issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

5. Transfer or Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Registered Securities of the series of which this Security is a part may be registered on the Security Register of the Company, upon surrender of such Securities for registration of transfer at the office or agency of the Company in the Borough of

Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series of like tenor, of authorized denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange of Securities as provided above, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of a Registered Security (including this Security) for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner thereof for all purposes, whether or not such Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

The Securities of this series (including this Security) shall be dated the date of their authentication.

6. Governing Law

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.